Exhibit 99.1

MultiSensor AI Announces First Quarter 2024 Results

Strong top-line expansion and balance sheet improvements support the foundation for further growth

Houston, TX, May 16, 2024 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI), a pioneer in AI-powered industrial condition-based maintenance and process control solutions announced results for the first quarter ended March 31, 2024.

Financial Highlights for Q1 2024:

•	Revenue increased 132% year over year from $980k to $2,275k
•	Annual recurring revenue[1] increased more than 450% from approximately $425k to $2,500k
•	Completed conversion of $7.05 million of convertible notes and other debts to equity (including conversions subsequent to Q1)

Strategic Business Highlights:

•	The Company continued its revenue expansion with launch customers and initiated SaaS contract with new enterprise customers. Anticipated revenue scaling is expected from expansion of existing relationships and a robust pipeline of new customers.
•	Completed corporate name change and re-branding from Infrared Cameras to MultiSensor AI.
•	Announced multiple upgrades in scope and functionality of MSAI Cloud and MSAI Edge software platforms.
•	Subsequent to quarter end, launched MSAI Inspections business, expanding service offerings to include additional sensor modalities and services to meet the needs of enterprise customers.
•	On March 7th announced the termination of an earnout provision that would have required the Company to issue up to 2.4 million shares of the Company’s common stock to former stakeholders of Infrared Cameras.
•	Also on March 7th agreed to waive the lock-up restriction with respect to roughly 2.1 million shares of the Company’s common stock.

David Gow, MultiSensor AI’s Chair, commented: “Our strong first quarter results are an early indication of the future prospects for MultiSensor AI. During the quarter we demonstrated significant year-over-year growth, driven primarily by greater presence within our existing customer base and the addition of new relationships. We improved our equity free float by releasing restricted shareholders early from their lock-ups. By converting our debt obligations into equity we eliminated significant future cash payments for interest and principal liabilities. And by terminating the 2.4 million share earnout provision we eliminated a potential share overhang. Having a balance sheet that is nearly all equity positions the Company well for future growth.”

1 Non-GAAP measure, defined as annualized current software and services revenue under contract for one year or longer.

Mr. Gow continued, “As we progress through the remainder of the year, we remain focused on increasing our revenues through existing and new blue-chip customers. Additionally, we continue to scale our commercial capabilities, add new sensor modalities and services lines, and strengthen our implementation teams. We are excited to continue building a strong foundation of annual recurring revenue through increased sales of our MSAI Edge and MSAI Cloud software offerings.”

The Company’s Quarterly Report is filed with the SEC, and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com).

About MultiSensor AI

MultiSensor AI provides turnkey condition-based maintenance and process control solutions, which combine cutting edge imaging and sensing technologies with AI-powered enterprise software. Powered by AWS, MSAI's software leverages a continuous stream of data from thermal imaging, visible imaging, acoustic imaging, vibration sensing, and laser sensing devices to provide comprehensive, real-time condition monitoring for a customer's critical assets, processes, and manufactured outputs. This full-stack solution measures heat, vision, vibration, and gas in the surrounding environment, helping companies gain predictive insights to better manage their asset reliability and manufacturing processes. MSAI Cloud and MSAI Edge software solutions are deployed by customers to protect critical assets across a wide range of industries including distribution & logistics, manufacturing, utilities, and oil & gas.

For more information, please visit https://www.multisensorai.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as "will," "believe," "anticipate," "expect," "estimate," "intend," "plan," or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company management's expectations regarding its financial outlook, strategic priorities and objectives, future plans, business prospects and financial performance, and ability to demonstrate stockholders’ equity in excess of $2.5 million as of March 31, 2024 and satisfy the conditions for continued listing set forth in a decision previously issued by a Nasdaq hearing panel. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the SEC on March 29, 2024, and the Company's other periodic filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:

MultiSensor AI

Andrew Klobucar

Director of Marketing

andrew.klobucar@multisensorai.com

Investor Contact:

Alpha IR Group

Mike Cummings or Griffin Morris

MSAI@alpha-ir.com

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands of U.S. dollars, except share and per share data)